UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2026

Eloxx Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31326	84-1368850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 274

10 Court Street, Arlington, MA 02476

(Address of principal executive offices, including zip code)

(781) 577-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ELOX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2026, the Board of Directors (the “Board”) of Eloxx Pharmaceuticals, Inc. (the “Company”) increased the size of the Board from five to six directors and appointed Geno J. Germano to fill the newly created vacancy on the Board.

Mr. Germano will serve for a term expiring at the Company’s annual meeting of stockholders to be held in 2027 and until his successor is duly elected and qualified or until his earlier death, disqualification, resignation or removal. The Board has determined that Mr. Germano is “independent” in accordance with the listing standards of the Nasdaq Stock Market LLC, the Company’s internal policies, and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Geno J. Germano is a 35-year veteran of the pharmaceutical and life sciences industry with extensive experience in development and commercialization of a broad range of medicines across most therapeutic categories. Most recently, from August 2018 to June 2024, Mr. Germano served as President and Chief Executive Officer and a board member of Elucida Oncology, Inc., a biotechnology company. He previously served as President of Intrexon Corporation, or Intrexon, a leader in engineering and industrialization of biology, from June 2016 to March 2017. Prior to joining Intrexon, from 2014 to February 2016, Mr. Germano was Group President of the Global Innovative Pharma Business of Pfizer, where he led a growing global $14 billion business with market-leading medicines and an extensive portfolio of late-stage development candidates in several therapeutic areas. Mr. Germano was also Co-Chair of the Portfolio Strategy and Investment Committee at Pfizer from 2013 to February 2016. Previously, from 2009 through 2013, Mr. Germano served as President and General Manager of Pfizer’s Specialty Care and Oncology business units where he led commercial, medical, and post proof-of-concept pipeline strategy and development across global markets. Additionally, Mr. Germano has served on the board of directors of Precision Biosciences, Inc., a clinical stage biotechnology company, since March 2020, and has served as the chairman of the board of directors of Entera Bio Ltd., a commercial stage biotechnology company, since February 2026, and since May 2026 has served on the Board of Directors of Harmony Biosciences. Mr. Germano also served on the boards of directors of Sage Therapeutics (from 2016 until the company was acquired in 2025), Orbital Therapeutics, a private pre-clinical stage biotechnology company (from March 2025 until the company was acquired in December 2025), Bioverativ Inc. (acquired by Sanofi S.A. in March 2018) and The Medicines Company (acquired by Novartis AG in January 2020). Mr. Germano received his B.S. in Pharmacy from Albany College of Pharmacy. Our Board believes that Mr. Germano is qualified to serve as a director based upon his deep industry knowledge, his proven track record of leading large-scale pharmaceutical operations and pipeline development, and his extensive public company board experience.

In connection with his appointment, Mr. Germano has entered into the Company’s standard form of indemnity agreement. These agreements, among other things, require the Company to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. The form of indemnity agreement was filed as Exhibit 10.17 on the Company’s Form 10-K filed on March 17, 2026, and is incorporated herein by reference.

Mr. Germano is eligible to receive compensation consistent with the Company’s compensation arrangements for its other non-employee directors, including annual cash compensation for service on the Board and its committees and equity awards. In connection with his appointment, Mr. Germano received an option grant to purchase up to 13,587 shares of Common Stock at an exercise price of $12.50 per share, which award will vest and become exercisable in 24 substantially equal installments on the last day of each month, such that the option will be fully vested and exercisable on the last day of the month of the second anniversary of the date of grant, subject to Mr. Germano’s continued service as a non-employee director of the Company through each such vesting date.

Item 8.01.	Other Events.

On October 20, 2026, the Company provided a corporate update regarding the appointment of T.R. Srinivas, M.D. to the position of Senior Vice President and Chief Medical Officer, and the finalized design of EXPRESS, its global Phase 2 clinical trial of exaluren in nonsense-mutation autosomal dominant polycystic kidney disease (“ADPKD”). EXPRESS is designed to enroll approximately 60 adults with PKD1 or PKD2 nonsense mutations, randomized 1:1 to receive exaluren or placebo for 52 weeks, with the annualized rate of change in height-adjusted total kidney volume as the primary endpoint. First patient dosing is expected in the third quarter of 2027, with topline data expected in the first half of 2029. Exaluren has received orphan drug designations for ADPKD in the United States and in Europe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2026	ELOXX PHARMACEUTICALS, INC.

	By:	/s/ Sumit Aggarwal
	Name:	Sumit Aggarwal
	Title:	President and Chief Executive Officer